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                                                                    Exhibit 10.2

                               THIRD AMENDMENT TO
                                 LEASE AGREEMENT

Effective Date:  October 6, 2004

         Mountain Valley Community Church (assignee of I.S. Capital, LLC) (LESSOR) and Mobility Electronics, Inc. (LESSEE), entered into that certain Standard Multi-Tenant Office Lease dated July 17, 2002, as amended (the "LEASE"), pertaining to the lease of certain premises (the "PREMISES") located at 17800 North Perimeter Drive, Scottsdale, Arizona 85255. The parties wish to amend the Lease pursuant to this amendment (the "AMENDMENT").

         Section 32 (Lessor's Access; Showing Premises; Repairs) of the Lease shall be amended as follows:

         The last sentence shall be deleted and replaced with the following language:

         "Lessor shall notify Lessee at least forty-eight (48) hours prior to entering the Premises unless emergency access is required, in which case Lessor shall use its best efforts to provide as much advance notice to Lessee as is practicable under the circumstances, or as soon as possible thereafter. Access to the Premises shall only be granted to authorized representatives of Lessor and any independent contractors or others entering the Premises at the request of Lessor to make alterations, repairs, improvements or additions to the Premises. Any such contractors or other individuals entering the Premises must be fully licensed and bonded and must be accompanied at all times by an authorized representative of Lessor. If access is required after normal business hours, Lessor shall deactivate Lessee's security system upon entering the Premises, in accordance with Lessee's instructions, and Lessor shall reactivate Lessee's security system upon departure from the Premises. Lessor understands and acknowledges that Lessee has computers, laboratories, equipment and other valuable personal property, as well as proprietary business materials located on the Premises which Lessor shall not disturb during any period of access to the Premises. Lessor hereby assumes any and all risks of, and agrees to repair, replace or reimburse Lessee for, damage to or loss of any property located on the Premises and any injury, death, damage or loss to any third party or Lessor representatives occurring on the Premises during the time Lessor or its representatives are accessing the Premises, unless such injury, death, damage or loss is due to the negligence or willful misconduct of Lessee. Lessor agrees to indemnify, defend and hold Lessee, its affiliates and any of their respective officers, directors and employees harmless for, from and against any and all claims, demands, actions, causes of actions, lawsuits, damages, losses, injuries (including death) or other liabilities (including reasonable attorneys' fees) resulting from the entry of Lessor or any independent contractors or others entering
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         the Premises at the request of Lessor pursuant to this Section 32, unless such injury, death, damage or loss is due to the negligence or willful misconduct of Lessee."

         In the event of any conflict between the Lease and this Amendment, this Amendment will control. The Lease shall remain in full force and effect except to the extent previously amended and as amended hereby.

MOBILITY ELECTRONICS, INC.                  MOUNTAIN VALLEY COMMUNITY CHURCH
LESSEE                                      LESSOR

By:      /s/ Joan W. Brubacher              By:      /s/ Marilee M. Kay
   ---------------------------------            -------------------------------
Name:    Joan W. Brubacher                  Name:    Marilee M. Kay
     -------------------------------             ------------------------------
Title:   EVP and CFO                        Title:   Office Manager
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Date:    October 6, 2004                    Date:    October 6, 2004
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